SAFE HARBOR COMPLIANCE STATEMENT

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
         SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Management believes that this Form 10-K includes forward-looking statements which reflect the views of the Company with respect to future events and financial performance. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, uncertainties relating to economic conditions, customer plans and commitments, the cost of raw materials, the competitive environment in which the Company operates, and changes in the financial markets relating to the Company's capital structure and cost of capital. Statements in this Form 10-K, including the Notes to Consolidated Financial Statements and
Management's Discussion and Analysis of Financial Condition and Results of Operations, describe factors, among others, that could contribute to or cause such differences. Additional factors that could cause actual results to differ materially from those expressed in such forward-looking statements are detailed below. The words "believe," "expect," "anticipate," "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

RISK FACTORS

     NO LONG-TERM SUPPLIER OF GOLF CLUB GRIPS. In December 1996, Royal Grip, Inc. ("RG") and Acushnet Rubber Company ("Acushnet") entered into a manufacturing and supply agreement whereby RG outsourced the manufacturing of its golf club grips to Acushnet. Additionally, the two parties entered into an agreement resulting in the transfer of RG's manufacturing equipment to Acushnet under a capital lease. Since January 1997, RG has purchased the majority of its supply of non-cord, injected grips from Acushnet. In May 1999, RG and Acushnet executed a mutual release agreement terminating their manufacturing and supply agreement and capital lease agreement (the "Termination Agreement"). The Company believes that its current inventory of grips is sufficient to satisfy customer demand through December 31, 2000. The Company is currently purchasing grips from various suppliers and believes it has an adequate source of supply to meet its current and anticipated future customer needs. However, there can be no assurance that the transition to new suppliers will not result in production delays or the loss of sales and key customers which would have a material adverse effect on the Company's financial condition and results of operations.

     DEPENDENCE ON "RIFLE" SHAFT SALES. The Company is substantially dependent on sales of "Rifle" golf club shafts which constituted 62%, 56% and 40% of the Company's total net sales during the fiscal years ended May 31, 2000, 1999 and 1998, respectively. While the Company's management believes that demand for the "Rifle" shaft should remain high for the next several years, there can be no assurance that sales of the "Rifle" shaft will not decline or that the Rifle shaft will maintain its profitability. Decreases in sales or profitability of the "Rifle" shaft could have a material adverse effect on the Company's business, operating results and financial condition.

     DEPENDENCE ON DISCRETIONARY CONSUMER SPENDING. Sales of golf equipment historically have been dependent on discretionary spending by consumers, which may be adversely affected by general economic conditions, changing consumer golf trends and the popularity of golf in general. Any period of economic uncertainty or decline that impacts consumer spending, any decrease in consumer spending on golf equipment for whatever reason or changes in consumer preferences for golf products could have a material adverse effect on the Company's business, results of operations and financial condition.

     COMPETITION. The golf equipment industry is highly competitive and is characterized by numerous companies competing in various segments of the market. Many of the Company's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than the Company. Efforts to remain competitive with these rival sports equipment manufacturers may cause the Company to accept lower profit margins, which could adversely impact the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully in the future with existing or new competitors.

     DEPENDENCE ON OEMS, CUSTOMER CONCENTRATION. The Company's major customers are original equipment manufacturers ("OEMs") which sell finished golf products primarily to sporting goods stores and specialty retailers of golf equipment and recreational products. A decision by these OEM customers to manufacture their own grips and shafts or to acquire grips and shafts from sources other than the Company could have a material adverse effect on the Company's business, results of operations and financial condition as could changes in the purchasing patterns, inventory levels and advertising and marketing strategies of these OEM customers.

     The Company is significantly dependent on sales to Precision Japan and Taylor Made Golf which, in the aggregate, represented 46%, 40% and 35% of the Company's total net sales for the fiscal years ended May 31, 2000, 1999 and 1998, respectively. Precision Japan accounted for 19% of golf club shaft sales and 73% of golf club grip sales during fiscal 2000. Taylor Made Golf represented 22% of shaft sales and less than 1% of grip sales during fiscal 2000. The Company does not have a supply agreement with Taylor Made Golf. The loss of sales to either of these companies could have a significant adverse impact on the Company's business.

     Because of the historical volatility of consumer demand for specific golf clubs, as well as continued competition from alternative suppliers, sales to a given customer in a prior period may not necessarily be indicative of future sales. The loss of a significant customer or a substantial decrease in sales to a significant customer could adversely affect the Company's business, operating results and financial condition.

     SEASONALITY; FLUCTUATIONS IN OPERATING RESULTS. The Company is dependent on golf-related product sales and golf is generally a warm weather sport. Therefore, the Company's business is seasonal. The Company has historically enjoyed its strongest sales in the third and fourth fiscal quarters ending in February and May because the Company's customers build up inventory levels in anticipation of sales in the spring and summer, the principal selling seasons for golf-related products. In order to minimize the effect of this seasonality, the Company may build product inventories during the first and second fiscal quarters ending in August and November based on management's estimate of customer demand for the Company products in the third and fourth fiscal quarters. This strategy allows the Company to use its production resources more efficiently and have inventory on hand to meet its customers' demand but also exposes the Company to the risk of materially inaccurate estimates. If the Company underestimates the demand for its products, the Company may not be able to deliver products to its customers in a timely fashion. If the Company overestimates the demand for its products, the Company may have to sell excess inventory at severely discounted prices. Either event may have a material adverse effect on the Company's business, operating results and financial condition.

     ENVIRONMENTAL RISKS. The Company is subject to environmental laws and regulations that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling and disposal of waste products. The nature of the Company's Torrington, Connecticut golf club shaft manufacturing operations could expose the Company to the risk of claims with regard to environmental matters.

     In May 1996, the Company acquired substantially all the assets of the golf club shaft manufacturing business of Brunswick Corporation (the "Brunswick Acquisition"). Included in the acquired assets were land, buildings and equipment at the Company's Torrington, Connecticut manufacturing facility (the "FMP plant"). In conjunction with the Brunswick Acquisition, Brunswick Corporation agreed to indemnify the Company from potential liability arising from certain environmental matters and to remediate certain environmental conditions which existed at the FMP plant on the date of acquisition. Brunswick Corporation has engaged an environmental consulting firm to perform testing at the FMP plant and is in the process of developing a plan of remediation. Failure of Brunswick Corporation to fulfill its obligations under the asset purchase contract could have a material adverse effect on the Company's financial condition and results of operations. The Company has retained legal counsel for representation on various environmental matters related to the Brunswick Acquisition. Total legal fees incurred related to these matters during the fiscal year ended May 31, 2000 were approximately $0.1 million.

     The Company received a notice of violation ("NOV") from the State of Connecticut Department of Environmental Protection ("DEP") alleging violation of certain provisions of a permit related to the discharge of treated wastewater at the FMP plant. This permit was issued to the Company in February 1997 based on an application prepared by Brunswick Corporation in April 1996. In April 2000, the Company reached a settlement agreement with DEP discharging the Company from any civil liability with respect to the allegations in the NOV, subject to completion and approval of certain remedial measures at the FMP plant. The

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Company incurred approximately $0.2 million in capital expense to complete these remedial measures during the fiscal year ended May 31, 2000 and, in June 2000, obtained a certification from DEP that the work was satisfactorily completed. The Company is seeking reimbursement from Brunswick Corporation for the cost of remediation and legal fees incurred in conjunction with this matter.

     In April 2000, the Company received a request for information from the U.S. Environmental Protection Agency ("EPA") related to disposal and treatment of waste materials from the FMP plant during a period from 1982 to 1997. The EPA is currently conducting an investigation regarding the former National Oil Services, Inc. Superfund site in West Haven, Connecticut. National Oil Services, Inc. was, prior to its bankruptcy, a contractor used by the Company and Brunswick Corporation to treat and dispose non-hazardous waste oils from the FMP plant. EPA has not issued any demands for reimbursement or performance of work from the Company relating to this matter and there is not sufficient information at this time to determine what, if any, action EPA may pursue and what, if any, effect it may have on the Company's financial condition and results of operations.

     During the fiscal year ended May 31, 2000, the Company incurred approximately $1.1 million in capital expense to upgrade FMP's wastewater treatment facilities to comply with new U.S. Environmental Protection Agency ("EPA") mandates on water quality adopted by the State of Connecticut. Upgrade of these systems is complete and approved by the Connecticut Department of Environmental Protection, and the Company does not anticipate significant additional cost related to the upgrade of these systems.

     There can be no assurance that additional material costs or liabilities will not be incurred in connection with environmental laws and regulations in the future or that governmental requirements will not change in a manner that imposes material costs or liabilities on the Company.

     FOREIGN SALES RISKS. The Company is significantly dependent on international sales which represented 33%, 29% and 20% of the Company's total net sales during the fiscal years ended May 31, 2000, 1999 and 1998, respectively. International sales expose the Company to additional risks inherent in doing business abroad. These risks include, but are not limited to delays in shipment; export controls, embargoes, tariffs and other trade barriers; foreign government regulation, political instability, and changes in economic conditions; and adverse fluctuations in foreign exchange rates and exchange controls. Any of these risks may result in the loss of international sales or a decline in the profitability of international sales which could have a material adverse effect on the Company's business, operating results or financial condition. Sales to Precision Japan, the Company's exclusive distributor for Japan, accounted for 84%, 85% and 80% of the Company's international sales during the fiscal years ended May 31, 2000, 1999 and 1998, respectively. The loss of sales to Precision Japan could have a material adverse effect on the Company's business, operating results and financial condition.

     TRADE UNION. Most employees of the Company at its Torrington, Connecticut plant are represented by a trade union for collective bargaining purposes. Although the Company currently believes its relations with employees are good, there is no assurance that work stoppages or slowdowns will not be experienced in the future. Any work stoppage or slowdown could have a material adverse effect on the Company's business, results of operations and financial condition.

     LIMITED HISTORY. The Company's golf club shaft manufacturing facility in Torrington, Connecticut dates back over a century and the facility's manufacture of shafts dates back to the 1920's. However, three different owners have operated the facility. Most recently, in 1996 a group of investors joined the then current management in acquiring substantially all of the assets and certain liabilities of the golf shaft manufacturing business from Brunswick Corporation. In August 1997, RP acquired RG. Consequently, the Company has a limited operating history. There can be no assurance that the results of such a limited history or of the predecessor operations will be indicative of future performance.

     NEW PRODUCT INTRODUCTIONS. The Company believes that the introduction of new, innovative golf club shafts and golf club grips will be crucial to its future success. New models and basic design changes are frequently introduced into the golf industry but are often met with consumer rejection. Although the Company has achieved certain successes in the introduction of previous products, no assurances can be given that it will be able to continue to design and manufacture products that meet with market acceptance. In addition, prior successful designs may be rendered obsolete within a relatively short period of time as new products are introduced into the market. The design of new golf equipment is also greatly influenced by rules and interpretations of the USGA. Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, it has become critical for designers of new products to assure compliance with USGA standards. Although the Company believes that all of its grips and shafts comply with current USGA standards, no assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be altered in ways that adversely affect the sales of products.

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     PRODUCT PROTECTION AND INTELLECTUAL  PROPERTY. The Company currently relies upon a combination of patents, copyrights, trademarks and trade secret laws to establish and protect certain of its proprietary rights in its products. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of proprietary property rights or that
competitors  will  not  independently   develop  proprietary  property  that  is
substantially equivalent or superior.

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